Exhibit 5.1

ELVINGER, HOSS & PRUSSEN

LUXEMBOURG LAW FIRM

To the Board of Directors of Adecoagro S.A. 13-15, avenue de la Liberté L-1931 Luxembourg Luxembourg, 30 January 2013

O/Ref.: TH/th

Re:	Adecoagro S.A.- F-3 Registration Statement

Ladies and Gentlemen,

1. We are acting as Luxembourg counsel for Adecoagro S.A., société anonyme, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Registre de Commerce et des Sociétés (the “RCS”) under number R.C.S. Luxembourg: B 153.681, (the “Company”) as to Luxembourg law in connection with the filing of a Registration Statement on Form F-3 with the United States Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) of the United States Securities Act of 1933 (the “U.S. Securities Act”) pursuant to which the Company is registering 2,985,000 of issued and existing common shares (“Common Shares”) to be sold by certain selling shareholders which are in addition to the 13,000,000 issued and existing common shares to be sold by certain selling shareholders as referenced in our legal opinion dated 23 January 2013, filed as Exhibit 5.1 to that certain Shelf Registration Statement (File No 333-1885871) (as defined in such opinion) filed with the SEC on 23 January 2013, and have been asked by the Company to provide for the present opinion.

2. For the purposes of this opinion, we have examined the following documents:

2.1 an emailed copy of the Form F-3 Registration Statement filed with the SEC on 30 January 2013 under Rule 462(b) covering the registration of 2,985,000 issued and existing common shares of the Company to be sold by the selling shareholders (the “Registration Statement”);

2.2 a copy of the consolidated articles of incorporation of the Company as at 2nd October 2012 (the “Articles”);

2.3 an emailed scanned executed copy of the minutes of the meeting of the board of directors of the Company held on 13 December, 2012 authorizing inter alia the filing of the Registration Statement (the “Minutes”);

Exhibit 5.1

2.4 an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 30 January 2013 (the “Certificate”) certifying that as of 29 January 2013 no court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire, liquidation volontaire or foreign court decision as to faillite, concordat or other analogous procedures according to the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings (“Regulation 1346/2000”) is filed with the RCS in respect of the Company;

2.5 an excerpt from the RCS on the Company dated 30 January 2013 (the “Excerpt”);

2.6 the documents available at the RCS in the electronic file of the Company at the time of our electronic company search on 20 January 2013 at 10:45 am CET.

3. Capitalized defined terms used herein shall have the meaning given thereto herein. All documents referred to above under 2.1 to 2.6 are referred to as the “Documents”.

4. For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital and Common Shares in issue of the Company. We have assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual concerned. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

5. The present opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of the Grand Duchy of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in prevailing published case law of the courts of Luxembourg (“Luxembourg Law”). This opinion speaks as of its date and no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

6. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all applicable laws of Luxembourg, we are of the opinion that:

6.1 The Company has been duly incorporated and is legally existing as a société anonyme under Luxembourg law and its Articles. The Company possesses the capacity to sue and be sued in its own name.

6.2 The existing Common Shares are legally issued fully paid and non-assessable.

7. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid

Exhibit 5.1

existence of the Company, they are based solely on the Articles and on our above described search at the RCS. However such a search is not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on such files.

8. This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

9. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and the related base prospectus under the heading “Validity of the Securities”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including Exhibit 5.1, within the meaning of the term “expert” as used in the U.S. Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

ELVINGER, HOSS & PRUSSEN

By:	/s/ Toinon Hoss
Toinon Hoss